Exhibit 3.13

CERTIFICATE OF FORMATION

OF

INDEPENDENCE REGIONAL HEALTH CENTER, LLC

Under Section 18-201 of the

Delaware Limited Liability Company Act

FIRST: The name of the limited liability company is INDEPENDENCE REGIONAL HEALTH CENTER, LLC (the “Company”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of January 31, 2003.

By:	/s/ Dora A. Blackwood
Dora A. Blackwood Vice President & Assistant Secretary Authorized Person

CERTIFICATE OF AMENDMENT OF MIDWEST DIVISION, IRHC, LLC

The undersigned, desiring to amend the Certificate of Formation of Midwest Division, IRHC, LLC, does hereby certify as follows:

FIRST: The name of the limited liability company is Midwest Division, IRHC, LLC

SECOND: The First Article of the Certificate of Formation of the limited liability company shall be amended to read in its entirety as follows:

“FIRST: The name of the limited liability company is Midwest Division – IRHC, LLC”

IN WITNESS WHEREOF, the undersigned executed this Certificate of Amendment of Midwest Division, IRHC, LLC this 11th day of March, 2005.

By:	/s/ Dora A, Blackwood
Authorized Person